EX-21.01 SUBSIDIARIES OF THE COMPANY

Exhibit 21.01

BIGLARI HOLDINGS INC.

Subsidiaries	Jurisdiction of Incorporation or Organization
Biglari Design Inc.	Delaware
Biglari Real Estate Development Corp.	Indiana
First Guard Insurance Company	Arizona
Maxim Inc.	Delaware
Steak n Shake Inc.	Indiana
Western Sizzlin Corporation	Delaware